Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES SECOND QUARTER 2013 EARNINGS
REPORTS RECORD LEVEL OF SECOND QUARTER ADJUSTED EBITDA

Clayton, MO, July 25, 2013 - Olin Corporation (NYSE: OLN) announced today that its second quarter 2013 net income was $43.7 million, or $0.54 per diluted share, which compares to $47.6 million, or $0.59 per diluted share in the second quarter of 2012. Sales in the second quarter of 2013 were $652.2 million, compared to $508.7 million in the second quarter of 2012.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “During the second quarter of 2013, Olin generated $108.7 million of adjusted EBITDA, which is the highest second quarter level in the history of the company. The record adjusted EBITDA was driven by strong volumes and reduced costs in the Winchester business. We now believe that during 2013 Olin can generate adjusted EBITDA in the range of $425 million to $460 million.

“In the second quarter of 2013, the Chlor Alkali segment earnings declined compared to second quarter 2012 levels due to lower hydrochloric acid prices, higher costs associated with planned maintenance outages and plant start-ups, and higher electricity costs due to increased natural gas prices. Sales of chlorine and caustic soda and ECU pricing in the second quarter of 2013 were similar to second quarter 2012 levels. The contribution to earnings from hydrochloric acid sales declined approximately $6 million during the second quarter of 2013 compared to the near record quarterly level in the second quarter of 2012. Second quarter 2013 Chemical Distribution earnings fell short of our expectations due to margin compression on caustic soda sales caused by a lag experienced in recovering producer price increases.

“The elevated level of commercial demand that the Winchester business began to experience in the fourth quarter of 2012 continued throughout the second quarter. Second quarter 2013 commercial sales increased approximately 60% compared to the second quarter of 2012 and, as a result, Winchester achieved the highest level of quarterly segment earnings in its history. Second quarter 2013 earnings also included $1.5 million of pretax gains associated with the disposition of real estate and $3.8 million of favorable income tax adjustments. Second quarter 2012 earnings included $6 million of favorable income tax adjustments.

“Third quarter 2013 net income is forecast to be in the $0.65 to $0.70 per diluted share range. Chlor Alkali third quarter 2013 earnings are expected to improve compared to the third quarter of 2012 due to improved ECU pricing, record levels of bleach sales, and an approximately $10 million favorable customer contract settlement. Commercial volumes in Winchester are expected to remain at elevated levels but third quarter 2013 earnings are forecast to be lower than the record second quarter 2013 levels due to reduced production resulting from planned outages. Third quarter 2013 earnings are expected to include approximately $2.0 million of restructuring charges.”

SEGMENT REPORTING

We define segment earnings as income (loss) before interest expense, interest income, other operating income (expense), other income (expense), and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management's monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the second quarter of 2013 were $367.0 million compared to $363.2 million in the second quarter of 2012. Second quarter 2013 chlorine and caustic soda volumes increased less than 1% compared to the second quarter 2012 levels. Potassium hydroxide volumes increased 32%, bleach volumes increased 5%, and hydrochloric acid volumes declined 2% during the second quarter of 2013 compared to the second quarter of 2012. Freight costs included in the ECU netbacks in the second quarter of 2013 declined slightly compared to the second quarter of 2012. Second quarter 2013 Chlor Alkali segment earnings of $50.2 million decreased compared to the $75.0 million earned in the second quarter of 2012, due to higher maintenance costs associated with planned plant outages, reduced contributions from hydrochloric acid sales, and higher electricity costs due to increased natural gas prices.

CHEMICAL DISTRIBUTION

Chemical Distribution sales in the second quarter of 2013 were $113.4 million, which reflects primarily caustic soda sales. Bleach sales during the second quarter were $10.0 million. Chemical Distribution segment earnings in the second quarter were $2.2 million and included $3.9 million of depreciation and amortization expense.

WINCHESTER

Winchester second quarter 2013 sales were $198.1 million compared to $145.5 million in the second quarter of 2012. The increase in second quarter 2013 sales compared to the second quarter of 2012 reflects increased shipments to commercial and law enforcement customers, partially offset by lower shipments to military customers. Winchester's second quarter 2013 segment earnings were $37.1 million compared to $11.9 million in the second quarter of 2012. The increase in segment earnings reflects the impact of significantly higher commercial volumes, improved pricing, and lower manufacturing and other costs.

CORPORATE AND OTHER COSTS

Pension income included in Corporate and Other segment for the second quarter of 2013 was $6.4 million compared to $7.0 million in the second quarter of 2012.

Second quarter charges to income for environmental investigatory and remedial activities were $2.4 million in 2013 compared to $0.3 million in the second quarter of 2012. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the second quarter of 2013 decreased $0.5 million compared to the second quarter of 2012, primarily due to lower asset retirement and legacy site costs and lower legal and legal-related expenses, partially offset by higher stock-based compensation expense, including mark-to-market adjustments.

SHARE REPURCHASE

During the second quarter of 2013, 415,548 shares were repurchased at a total cost of $10.1 million. As of June 30, 2013, there were approximately 4.0 million shares available to be repurchased under the 5 million, three-year share repurchase program authorized by the Board of Directors on July 21, 2011.

DIVIDEND

Today, Olin's Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on September 10, 2013 to shareholders of record at the close of business on August 9, 2013. This is the 347th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company's second quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Friday, July 26th. The call will feature remarks by Joseph D. Rupp, Olin's Chairman, President and Chief Executive Officer; John E. Fischer, Olin's Senior Vice President and Chief Financial Officer; John L. McIntosh, Olin's Senior Vice President, Operations; and Larry P. Kromidas, Olin's Assistant Treasurer and Director, Investor Relations. Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin's website, www.olin.com. Listeners should log on to the website 15 minutes prior to the call. The call will also be audio archived on the Olin website for future replay beginning at 12:00 P.M. Eastern Time. A final transcript of the conference call will be available on the website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Chemical Distribution and Winchester. Chlor Alkali Products, with nine U. S. manufacturing facilities and one Canadian manufacturing facility, produces chlorine and caustic soda, hydrochloric acid, hydrogen, bleach products and potassium hydroxide. Chemical Distribution manufactures bleach products and distributes caustic soda, bleach products, potassium hydroxide and hydrochloric acid. Winchester, with its principal manufacturing facilities in East Alton, IL and Oxford, MS, produces and distributes sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	the failure or an interruption of our information technology systems;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.
2013-09

Olin Corporation
Consolidated Statements of Income(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2013	2012	2013	2012
Sales	$652.2	$508.7	$1,282.2	$1,015.9
Operating Expenses:
Cost of Goods Sold	531.1	391.4	1,035.5	784.3
Selling and Administration	48.7	45.1	97.8	88.8
Restructuring Charges(b)	0.2	1.8	2.5	3.7
Other Operating Income (Expense)(c)	1.5	(0.1)	1.7	0.4
Operating Income	73.7	70.3	148.1	139.5
Earnings of Non-consolidated Affiliates	0.8	0.6	1.4	0.8
Interest Expense(d)	9.7	5.8	18.8	12.3
Interest Income	0.1	0.3	0.2	0.5
Other Expense(e)	2.2	2.1	4.4	4.7
Income before Taxes	62.7	63.3	126.5	123.8
Income Tax Provision	19.0	15.7	42.3	37.5
Net Income	$43.7	$47.6	$84.2	$86.3
Net Income Per Common Share:
Basic	$0.54	$0.59	$1.05	$1.08
Diluted	$0.54	$0.59	$1.04	$1.07
Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	80.2	80.1	80.2	80.1
Average Common Shares Outstanding - Diluted	81.2	80.7	81.2	80.8

(a)	Unaudited.

(b)
Restructuring charges for the three and six months ended June 30, 2013 and 2012 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and our ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(c)	Other operating income (expense) for the three and six months ended June 30, 2013 included a gain of $1.5 million on the sale of two former manufacturing sites.

(d)
Interest expense was reduced by capitalized interest of $0.2 million and $1.7 million for the three months ended June 30, 2013 and 2012, respectively, and $1.0 million and $2.8 million for the six months ended June 30, 2013 and 2012, respectively.

(e)
Other expense for the three months ended June 30, 2013 and 2012 included $2.3 million and $2.2 million, respectively, of expense for our earn out liability from the SunBelt acquisition. Other expense for the six months ended June 30, 2013 and 2012 included $4.5 million and $4.8 million, respectively, of expense for our earn out liability from the SunBelt acquisition.

Olin Corporation
Segment Information(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2013	2012	2013	2012
Sales:
Chlor Alkali Products	$367.0	$363.2	$715.9	$722.9
Chemical Distribution	113.4	—	223.8	—
Winchester	198.1	145.5	386.1	293.0
Intersegment Sales Elimination(b)	(26.3)	—	(43.6)	—
Total Sales	$652.2	$508.7	$1,282.2	$1,015.9
Income before Taxes:
Chlor Alkali Products(c)	$50.2	$75.0	$108.7	$149.4
Chemical Distribution	2.2	—	6.3	—
Winchester	37.1	11.9	68.4	22.7
Corporate/Other:
Pension Income(d)	6.4	7.0	12.7	13.3
Environmental Expense	(2.4)	(0.3)	(4.2)	(3.1)
Other Corporate and Unallocated Costs	(20.3)	(20.8)	(41.6)	(38.7)
Restructuring Charges(e)	(0.2)	(1.8)	(2.5)	(3.7)
Other Operating Income (Expense)(f)	1.5	(0.1)	1.7	0.4
Interest Expense(g)	(9.7)	(5.8)	(18.8)	(12.3)
Interest Income	0.1	0.3	0.2	0.5
Other Expense(h)	(2.2)	(2.1)	(4.4)	(4.7)
Income before Taxes	$62.7	$63.3	$126.5	$123.8

(a)	Unaudited.

(b)
Intersegment sales elimination represents the sale of caustic soda, bleach, potassium hydroxide, and hydrochloric acid between Chemical Distribution and Chlor Alkali Products, at prices that approximate market.

(c)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $0.8 million and $0.6 million for the three months ended June 30, 2013 and 2012, respectively, and $1.4 million and $0.8 million for the six months ended June 30, 2013 and 2012, respectively.

(d)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(e)
Restructuring charges for the three and six months ended June 30, 2013 and 2012 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and our ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(f)	Other operating income (expense) for the three and six months ended June 30, 2013 included a gain of $1.5 million on the sale of two former manufacturing sites.

(g)
Interest expense was reduced by capitalized interest of $0.2 million and $1.7 million for the three months ended June 30, 2013 and 2012, respectively, and $1.0 million and $2.8 million for the six months ended June 30, 2013 and 2012, respectively.

(h)
Other expense for the three months ended June 30, 2013 and 2012 included $2.3 million and $2.2 million, respectively, of expense for our earn out liability from the SunBelt acquisition. Other expense for the six months ended June 30, 2013 and 2012 included $4.5 million and $4.8 million, respectively, of expense for our earn out liability from the SunBelt acquisition.

Olin Corporation
Consolidated Balance Sheets(a)

	June 30,	December 31,	June 30,
(In millions, except per share data)	2013	2012	2012
Assets:
Cash & Cash Equivalents	$141.6	$165.2	$198.6
Accounts Receivable, Net	370.0	299.0	279.4
Income Taxes Receivable	10.6	8.2	6.3
Inventories	204.8	195.1	197.6
Current Deferred Income Taxes	53.6	61.3	56.0
Other Current Assets	13.3	20.3	11.4
Total Current Assets	793.9	749.1	749.3
Property, Plant and Equipment
(Less Accumulated Depreciation of $1,220.2, $1,164.0 and $1,192.1)	1,013.5	1,034.3	961.4
Prepaid Pension Costs	2.1	2.1	40.5
Restricted Cash	6.6	11.9	25.4
Deferred Income Taxes	8.8	9.1	—
Other Assets	214.5	224.1	81.9
Goodwill	747.1	747.1	627.4
Total Assets	$2,786.5	$2,777.7	$2,485.9
Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$12.2	$23.6	$23.6
Accounts Payable	189.7	174.3	130.0
Income Taxes Payable	3.5	7.6	—
Accrued Liabilities	231.6	228.5	234.8
Total Current Liabilities	437.0	434.0	388.4
Long-Term Debt	689.1	690.1	503.9
Accrued Pension Liability	137.0	164.3	57.6
Deferred Income Taxes	118.7	110.4	128.7
Other Liabilities	359.7	380.5	359.6
Total Liabilities	1,741.5	1,779.3	1,438.2
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 80.0 Shares (80.2 and 80.0 in 2012)	80.0	80.2	80.0
Additional Paid-In Capital	852.0	856.1	851.4
Accumulated Other Comprehensive Loss	(372.5)	(371.3)	(285.9)
Retained Earnings	485.5	433.4	402.2
Total Shareholders' Equity	1,045.0	998.4	1,047.7
Total Liabilities and Shareholders' Equity	$2,786.5	$2,777.7	$2,485.9

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Six Months Ended June 30,
(In millions)	2013	2012
Operating Activities:
Net Income	$84.2	$86.3
Earnings of Non-consolidated Affiliates	(1.4)	(0.8)
(Gains) Losses on Disposition of Property, Plant and Equipment	(1.5)	0.1
Stock-Based Compensation	4.1	2.5
Depreciation and Amortization	67.1	52.1
Deferred Income Taxes	15.7	18.6
Qualified Pension Plan Contributions	(0.5)	(0.4)
Qualified Pension Plan Income	(12.1)	(12.5)
Changes in:
Receivables	(71.0)	(42.3)
Income Taxes Receivable/Payable	(6.5)	(5.6)
Inventories	(9.7)	(21.0)
Other Current Assets	(0.6)	(1.2)
Accounts Payable and Accrued Liabilities	22.3	(7.2)
Other Assets	2.2	4.3
Other Noncurrent Liabilities	(0.7)	(4.3)
Other Operating Activities	0.2	(0.2)
Net Operating Activities	91.8	68.4
Investing Activities:
Capital Expenditures	(54.6)	(145.8)
Proceeds from Sale/Leaseback of Equipment	—	3.5
Proceeds from Disposition of Property, Plant and Equipment	4.0	0.9
Distributions from Affiliated Companies, Net	0.1	—
Restricted Cash Activity	5.3	26.3
Other Investing Activities	(2.2)	(0.5)
Net Investing Activities	(47.4)	(115.6)
Financing Activities:
Long-Term Debt Repayments	(11.4)	(7.7)
Earn Out Payment – SunBelt	(17.1)	(15.3)
Common Stock Repurchased and Retired	(14.7)	(3.1)
Stock Options Exercised	6.2	0.5
Excess Tax Benefits from Stock-Based Compensation	1.1	0.4
Dividends Paid	(32.1)	(32.0)
Deferred Debt Issuance Costs	—	(1.8)
Net Financing Activities	(68.0)	(59.0)
Net Decrease in Cash and Cash Equivalents	(23.6)	(106.2)
Cash and Cash Equivalents, Beginning of Year	165.2	304.8
Cash and Cash Equivalents, End of Period	$141.6	$198.6

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income plus an add-back for depreciation and amortization, interest expense (income), income tax expense, and other expense. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes, or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2013	2012	2013	2012
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$43.7	$47.6	$84.2	$86.3
Add Back:
Interest Expense	9.7	5.8	18.8	12.3
Interest Income	(0.1)	(0.3)	(0.2)	(0.5)
Income Tax Expense	19.0	15.7	42.3	37.5
Depreciation and Amortization	34.2	26.6	67.1	52.1
EBITDA	106.5	95.4	212.2	187.7
Add Back:
Other Expense(b)	2.2	2.1	4.4	4.7
Adjusted EBITDA	$108.7	$97.5	$216.6	$192.4

(a)	Unaudited.

(b)
Other expense for the three months ended June 30, 2013 and 2012 included $2.3 million and $2.2 million, respectively, of expense for our earn out liability from the SunBelt acquisition. Other expense for the six months ended June 30, 2013 and 2012 included $4.5 million and $4.8 million, respectively, of expense for our earn out liability from the SunBelt acquisition.